FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
JFarrar@StellarOne.com

Thomas W. Winfree
President and CEO
(804) 897-3900
twinfree@villagebank.com

STELLARONE BANK AND VILLAGE BANK ANNOUNCE BRANCH PURCHASE AND ASSUMPTION AGREEMENT

Charlottesville, VA, January 18, 2013 - StellarOne Corporation (NASDAQ: STEL) (StellarOne) and Village Bank and Trust Financial Corp. ((NASDAQ: VBFC) (Village) today jointly announced that its banking subsidiaries, StellarOne Bank and Village Bank, have entered into a purchase and assumption agreement for StellarOne Bank to purchase the Village Bank branch located at 11450 Robious Road in Richmond, Virginia.

StellarOne Corporation is the Charlottesville, Virginia based bank holding company for StellarOne Bank, and Village Bank and Trust Financial Corp. is the Richmond, Virginia based bank holding company for Village Bank.

StellarOne Bank will acquire deposits of approximately $21.6 million, loans of $12.2 million and real estate of $1.7 million from Village Bank. The purchase price represents a 3.5% premium on the deposits, par value on the loan portfolio and book value for the real estate.

“This branch acquisition aligns with our previously announced plans to develop a retail branch network in Richmond that will support our established lines of business in Richmond and complement our growth strategy.” said Joshua M. Gehring, Senior Executive Vice President and Director of Retail Banking for StellarOne Bank. “This will represent our third site in Richmond, with our Libbie and Patterson branch open and our Gayton Crossing Branch to open in early April.”

Thomas W. Winfree, President and CEO of Village Bank, stated that, “This transaction affords Village Bank the opportunity to focus its energies and deposit growth on its Chesterfield Towne Center branch which is located approximately 1 mile from the subject branch on Robious Road. With the sale of this branch, Village Bank continues to have a significant presence in the Richmond Metropolitan area with 13 branches that are well positioned to service the Richmond market. This sale will not affect the service to our current customer base and will reduce overhead expenses.”

The purchase is subject to customary closing conditions, including regulatory approvals, and is expected to be completed in March.

About StellarOne

StellarOne Corporation is a traditional community bank with assets of $3 billion offering a full range of business and consumer banking services, including trust and wealth management services.  Its sole banking subsidiary, StellarOne Bank, operates over 50 full-service financial centers, two loan production offices, and over 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

About Village and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has thirteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne and Village wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s or Village’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s or Village’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s or Village’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets, Please refer to StellarOne’s or Village’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com or www.villagebank.com.